EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2013

HUNTINGTON BEACH, Calif., April 25, 2013 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its first quarter of fiscal 2013 that ended on Tuesday, April 2, 2013.

Highlights for the first quarter of fiscal 2013 were as follows:

  Total revenues increased approximately 13% to $188.6 million
  Total restaurant operating weeks increased 13%
  One new restaurant opened
  Comparable restaurant sales increased 0.4%
  Net income and diluted net income per share were $8.3 million and $0.29, respectively

"I could not be more proud of all of our team members for their dedication to making BJ's a great dining experience for our guests," commented Greg Trojan, President and Chief Executive Officer. "Despite the extremely challenging top line sales environment for casual dining, we recorded our 13th consecutive quarter of positive comparable restaurant sales. Furthermore, our restaurant operators did an excellent job of managing the choppy sales environment in a productive and efficient manner during the quarter, resulting in some of our best productivity metrics in quite some time. In this difficult operating environment, where consumer spending for casual dining occasions remains under pressure, we believe the more successful restaurant concepts will be those that protect their overall approachability, quality, differentiation and value for the consumer. This has always been the foundation of the BJ's concept and will continue to be our focus going forward."

During the first quarter of fiscal 2013, the Company successfully opened one new restaurant in Puyallup, Washington.  The Company currently plans to open as many as four new restaurants during the second quarter, including one restaurant which has already opened in Oklahoma City, Oklahoma, on April 22, 2013, as well as a planned relocation of an existing small-format restaurant in Eugene, Oregon. The Company anticipates opening as many as 12 new restaurants during the last two quarters of fiscal 2013, thereby achieving its stated goal to open as many as 17 new restaurants this year. "Our 2013 development pipeline is in excellent shape and we are now focusing on building a solid pipeline for our 2014 and 2015 restaurant openings," said Trojan. Investors are reminded that the actual number and timing of new restaurant openings are subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

"With only 132 restaurants open to date in 15 states, there is a long runway of expansion ahead," commented Trojan. "We continue to believe there is room for at least 425 BJ's restaurants domestically, and that we are one of a few publicly held casual dining restaurant companies with this type of growth opportunity. Therefore, we will continue executing our national expansion strategy in a careful and controlled manner that will allow us to drive predictability and leverage in our business. At the same time, we will continue investing in our team members, our food and bar offerings, and our restaurant facilities and ambience to deliver a higher quality, more differentiated dining experience for our guests."

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter of fiscal 2013 earnings release today, April 25, 2013, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 132 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offers an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. BJ's operates company-owned microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary craft beers throughout the chain. The Company's restaurants are located in California (61), Texas (28), Florida (11), Arizona (6), Nevada (5), Colorado (4), Ohio (3), Oregon (3), Oklahoma (3), Washington (3), Indiana (1), Kansas (1), Kentucky (1), Louisiana (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 61 of our current 132 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended
	April 2, 2013		April 3, 2012
Revenues	$188,625	100.0%	$167,604	100.0%
Costs and expenses:
Cost of sales	46,294	24.5	41,191	24.6
Labor and benefits	65,933	35.0	58,516	34.9
Occupancy and operating	40,576	21.5	34,762	20.7
General and administrative	12,709	6.7	10,713	6.4
Depreciation and amortization	11,469	6.1	9,526	5.7
Restaurant opening	712	0.4	1,079	0.6
Loss on disposal of assets	100	0.1	54
Total costs and expenses	177,793	94.3	155,841	93.0
Income from operations	10,832	5.7	11,763	7.0

Other income (expense):
Interest income	57		69
Interest expense	(10)		(24)
Other income, net	324	0.2	333	0.2
Total other income	371	0.2	378	0.2
Income before income taxes	11,203	5.9	12,141	7.2

Income tax expense	2,930	1.6	3,526	2.1

Net income	$8,273	4.4%	$8,615	5.1%

Net income per share:
Basic	$0.29		$0.31

Diluted	$0.29		$0.30

Weighted average number of shares outstanding:
Basic	28,139		27,908

Diluted	28,838		29,010

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	April 2, 2013 (unaudited)	January 1, 2013 (audited)
Cash, cash equivalents and short-term marketable securities	$ 40,446	$ 33,390
Long-term marketable securities	$ 7,734	$ 7,534
Total assets	$ 576,082	$ 566,876
Total long-term debt, including current portion	$ --	$ --
Shareholders' equity	$ 381,593	$ 371,834

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended
	April 2, 2013		April 3, 2012
Stock-based compensation (1)
Labor and benefits	$ 328	0.2%	$ 303	0.2%
General and administrative	839	0.4	772	0.5
Total stock-based compensation	$1,167	0.6%	$1,075	0.7%

Operating Data
Comparable restaurant sales % change	0.4%		3.3%
Restaurants opened during period	1		2
Restaurants open at period-end	131		117
Restaurant operating weeks	1,690		1,500

(1)     Percentages represent percent of total revenues.

CONTACT: Greg Levin of BJ's Restaurants, Inc.
         (714) 500-2400